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                           EXHIBIT 5

ROCHESTER TEL LOGO
180 South Clinton Avenue
Rochester, New York 14646


July 8, 1994

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     RE: Rochester Telephone Corporation
         Registration Statement on Form S-8

Ladies and Gentlemen:

I am a Managing Attorney in the Legal Department of Rochester Telephone Corporation (the "Company") and have acted on behalf of the Company in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, 1,400,000 shares of Common Stock of the Company (the "Shares") to be sold pursuant to the Company's Restated Executive Stock Option Plan (the "Plan").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with rendering this opinion.

Based on the foregoing, I am of the opinion that the stock options in the Plan described in the Registration Statement have been duly authorized by the Company for issuance to eligible employees of the Company in accordance with the terms of the Plan and that the Shares have been duly authorized by the Company for issuance and will, when issued in accordance with the terms of the Plan and the options granted thereunder, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement on Form S-8 and any reference to me contained therein.

Very truly yours,

/s/ John T. Pattison

John T. Pattison
Managing Attorney


(91ED)